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Exhibit 11

     Statement of Computation of Per Share Earnings

	Three Months Ended

Earnings Per
Common Share	March 31
	2006	2005

Basic	$0.16	$0.15

Average Shares
Outstanding	1,803,583	1,171,168

Diluted	$0.16	$0.15

Average Shares
Outstanding	1,844,169	1,192,723

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